Exhibit 12

             WASHINGTON MUTUAL FINANCE CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                                        Year Ended December 31,
                                   -------------------------------------------------------------
(Dollars in thousands)                 2002         2001          2000        1999         1998
                                   ---------    ---------    ----------   ---------    ---------
Income from continuing operations
before income taxes                $  70,114    $  84,328    $  114,033   $ 107,055    $  76,910
                                   ---------    ---------    ----------   ---------    ---------

Fixed charges:
Interest and debt
expense on all
indebtedness                         168,793      191,125       181,050     133,687      120,587

Appropriate portion
of rentals (33%)                       3,779        3,857         3,830       3,765        3,636
                                   ---------    ---------    ----------   ---------    ---------

Total fixed charges                  172,572      194,982       184,880     137,452      124,223
                                   ---------    ---------    ----------   ---------    ---------

Earnings available for
fixed charges                      $ 242,686    $ 279,310    $  298,913   $ 244,507    $ 201,133
                                   =========    =========    ==========   =========    =========

Ratio of earnings to
fixed charges                           1.41         1.43          1.62        1.78         1.62
                                   =========    =========    ==========   =========    =========

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